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                                                                     EXHIBIT 4.4

                        [FORM OF SHAREHOLDERS AGREEMENT]


                          DATED _________________ 2000




                        (1)      SUMITOMO CORPORATION

                        (2)      LIBERTY MEDIA CORPORATION

                        (3)      LIBERTY JUPITER, INC.

                        (4)      LIBERTY JAPAN, INC.

                        (5)      MICROSOFT CORPORATION

                        (6)      MICROSOFT HOLDINGS V, INC.

                      ------------------------------------

                             SHAREHOLDERS AGREEMENT
                                  relating to
                      Jupiter Telecommunications Co., Ltd.

                      ------------------------------------

                                LATHAM & WATKINS
                                 99 Bishopsgate
                                   11th Floor
                                 London EC2M 3XF

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                                TABLE OF CONTENTS


1.    DEFINITIONS......................................................     1

2.    [INTENTIONALLY LEFT BLANK].......................................     5

3.    THE BOARD, AUDITORS AND MANAGEMENT...............................     5

4.    AGREEMENT TO PERFORM.............................................     7

5.    TRANSFER OF SHARES...............................................     7

6.    NEW SHARES.......................................................    11

7.    REGISTRATION RIGHTS..............................................    11

8.    TERMINATION......................................................    12

9.    REPRESENTATIONS AND WARRANTIES...................................    12

10.   NO ASSIGNMENT....................................................    12

11.   WAIVERS, REMEDIES CUMULATIVE, AMENDMENTS, ETC....................    12

12.   INVALIDITY.......................................................    12

13.   COSTS............................................................    13

14.   NOTICES..........................................................    13

15.   ENGLISH LANGUAGE.................................................    14

16.   GOVERNING LAW....................................................    14

17.   DISPUTES.........................................................    14

18.   ENTIRE AGREEMENT.................................................    15

19.   NO PARTNERSHIP/AGENCY............................................    15

20.   EXECUTION........................................................    15

21.   GUARANTEE........................................................    15

22.   NO THIRD PARTY BENEFICIARIES.....................................    16

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THIS AGREEMENT is made on the ____ day of _________ 2000

BETWEEN:

(1) SUMITOMO CORPORATION, a company incorporated in Japan whose principal place of business is at 1-2-2 Hitotsubashi, Chiyoda-ku, Tokyo 100-8601, Japan ("SC"); and

(2) LIBERTY MEDIA CORPORATION, a company incorporated in the State of Delaware, United States of America, whose principal place of business in at 9197 South Peoria Street, Englewood ("LMC") for the purposes of giving the guarantee set forth in Clause 21.1; and

(3) LIBERTY JUPITER, INC., a company incorporated in the State of Delaware, United States of America, whose principal place of business is at 9197 South Peoria Street, Englewood, Colorado 80112 ("LJ"); and

(4) LIBERTY JAPAN, INC., a company incorporated in the State of Delaware, United States of America, whose principal place of business is at 9197 South Peoria Street, Englewood, Colorado 80112 ("LIBERTY JAPAN"); and

(5) MICROSOFT CORPORATION, a company incorporated in the State of Washington whose principal place of business is at One Microsoft Way, Redmond, Washington 98052-6399 ("MICROSOFT") for the purposes of giving the guarantee set forth in Clause 21.2; and

(6) MICROSOFT HOLDINGS V, INC., a company incorporated in the State of Nevada whose principal place of business is at One Microsoft Way, Redmond, Washington 98052-6399 ("MS HOLDINGS").

WHEREAS:

(A) SC, Liberty Japan, LJ and MS Holdings propose that this Agreement will record the basis of their relationship as shareholders in the Company with effect from the consummation of the IPO;

(B) LMC has agreed to enter into this Agreement to guarantee the obligations of Liberty Japan and LJ (as a primary obligor and not as a surety only) under this Agreement;

(C) Microsoft has agreed to enter into this Agreement to guarantee the obligations of MS Holdings (as a primary obligor and not as surety only) under this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS

1.1 In this Agreement and in the recitals hereto the following words and expressions shall save as otherwise specifically provided have the following meanings:

         "APPLICABLE LAW": with respect to a Party or the Company, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgement, decree or other requirement of any Governmental Authority applicable to such Party or the Company or their respective properties, business or assets;

         the "ARTICLES": the articles of incorporation of the Company as in effect from time to time;


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         "ASSOCIATE": in relation to any person, another company, corporation, partnership, joint venture, firm and/or any other person (other than a director or officer of such person) in which the Parent of such person directly or indirectly (i) owns Equity Securities of such other person entitling it to cast fifty percent (50%) or more of the total votes entitled to be cast generally for the election of directors (or persons of a similar position) of such person by all the holders of such Equity Securities or (ii) otherwise has the power to control or direct the management of such person through a management agreement or other contractual arrangement that grants management and operational control irrespective of voting power or equity ownership; [provided that, notwithstanding the foregoing, UnitedGlobalCom, Inc. shall be deemed an Associate of LMC and Liberty Media for the purposes of Clause 5 so long as LMC, directly or indirectly, holds the right to appoint at least one third of the directors to the board of UnitedGlobalCom, Inc.]

         the "BOARD": the board of Directors of the Company from time to time;

         "BUSINESS PLAN": the business plan of the Company approved by the Board;

         "COMBINED PERCENTAGE ENTITLEMENT": when used in relation to any Shareholder, means the combined Percentage Entitlements of such Shareholder and its Associates; provided, however, that if any Person is an Associate of any two or more Parents, then its Percentage Entitlement shall be divided pro rata among such Parents and their Associates for this purpose;

         the "COMPANY": Jupiter Telecommunications Co., Ltd., a company incorporated in Japan, whose principal place of business is at Higashi-Ikebukuro Building, 4-41-24, Higashi Ikebukuro, Toshima-ku, Tokyo 170-0013;

         "DEED OF ADHERENCE": the deed substantially in the form of the draft set out in Schedule 1;

         "DIRECTORS": the directors (full time and part time) for the time being of the Company;

         "ENCUMBRANCE": any mortgage, charge, pledge, option, attachment, restriction, assignment, security interest, title retention, preferential right, equity or trust arrangement, lien right of set-off, hypothecation, encumbrance or any security interest whatsoever howsoever created or arising, including any analogous security interest under local law;

         "EQUITY SECURITIES": in relation to any person, any shares of, or other equity interests in, such person that entitle the holder thereof to vote generally for the election of directors (or persons of a similar position) of such person;

         "FOREIGN SHAREHOLDER": Liberty Media, MS Holdings and any other non-Japanese Shareholder from time to time;

         "FUKU-SHACHO": the Japanese title for the executive vice-president from time to time of the Company;

         "GOVERNMENTAL AUTHORITY": any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organisation, commission, tribunal, organisation or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing;

         "IN WRITING" or "WRITTEN": includes any communication made by letter or facsimile;


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         "IPO": the consummation of the first public offering of the Company's
         Equity Securities representing ten percent (10%) or more of the outstanding Equity Securities of the Company after such offering and the listing of such Equity Securities on a recognised securities exchange;

         "JOMU-TORISHIMARIYAKU": the Japanese title for an executive managing director from time to time of the Company;

         the "KAICHO/SAIKO-KEIEI-SEKININSHA": the Japanese title for the chairman from time to time of the Company with the title of the "Saiko-Keiei-Sekininsha";

         "LIBERTY MEDIA": collectively, Liberty Japan and LJ, who shall be considered as one Original Shareholder for the purposes of this Agreement;

         "MARKET SALE" means each of (a) a sale in accordance with Rule 144 of the US Securities Act of 1933 [resulting in shares being widely distributed], (b) a registered sale in accordance with the Registration Rights Agreement, or (c) an offering on the Tokyo Stock Exchange resulting in Shares being widely distributed;

         "MARKET VALUE": as defined in Clause 5.4.11

         "NOTICE DATE": as defined in Clause 5.4.6;

         "ORIGINAL SHAREHOLDER": for as long as it holds Securities, each of SC, Liberty Media and MS Holdings or any other Shareholder who executes a Deed of Adherence;

         "PARENT": with respect to (i) SC, SC or its successor, (ii) MS Holdings, Microsoft or its successor, (iii) Liberty Media, LMC or its successor (iv) or in the case of any other Original Shareholder, the person in which no other person directly or indirectly (a) owns Equity Securities of such person entitling it to cast fifty percent (50%) or more of the total votes entitled to be case generally for the election of directors (or persons of a similar position) of such person by all the holders of such Equity Securities or (b) otherwise has the power to control or direct the management of such person through a management agreement or other contractual arrangement that grants management and operational control irrespective of voting power or equity ownership;

         "PARTY" or "PARTIES": the party or parties to this Agreement (including any person who executes a Deed of Adherence);

         "PERCENTAGE ENTITLEMENT" in relation to any Shareholder, the percentage (rounded to two decimal places) equal to (i) the total number of votes that such Shareholder is entitled to cast generally in the election of directors of the Company in respect of Securities owned by such Shareholder, divided by (ii) the total number of votes that all Shareholders are entitled to cast generally in the election of directors, multiplied by (iii) one hundred (100);

         "PERSON": any individual, firm, company, partnership, joint venture, limited liability company or other incorporated or unincorporated entity;

         "POTENTIAL PURCHASER": as defined in Clause 5.4.1;

         "PRESCRIBED PRICE": in relation to a voluntary Transfer of Shares in respect of which a Transfer Notice shall have been served pursuant to Clause 5.4.1, the price per Share of the Sale Shares offered by the Vendor;


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         "RELATIVE PERCENTAGE ENTITLEMENT": when used with respect to any
         Original Shareholder in relation to any other Shareholders, shall mean
         (i) the Percentage Entitlement of such Original Shareholder, divided by the sum of the Percentage Entitlements of such Original Shareholder and such other Shareholders multiplied by, (ii) 100;

         "REPRESENTATIVE DIRECTOR(S)": the Representative Director(s) of the Company being the Kaicho/Saiko-Keiei-Sekininsha, Shacho and/or such other director(s) appointed by the Board;

         the "SAIKO-KEIEI-SEKININSHA": the Japanese title for the chief executive officer from time to time of the Company;

         the "SAIKO-ZAIMU-TANTO-YAKUIN": the Japanese title for the chief financial officer from time to time of the Company;

         "SALE AGREEMENT": the signed written agreement pursuant to which a transferee agrees to purchase Shares from a Vendor;

         "SALE SHARES": the Shares to be sold by a Vendor on the Sale Terms pursuant to Clause 5.4, including any Unpurchased Sale Shares;

         "SALE TERMS": as defined in Clause 5.4.1;

         "SECURITIES": Equity Securities of the Company;

         "SHACHO": the Japanese title for the president from time to time of the Company;

         "SHAREHOLDER": a person holding Securities from time to time;

         "SHAREHOLDER PURCHASER": an Original Shareholder who gives notice under Clause 5.4.2(a);

         "SHARES": shares of the common stock of the Company;

         "TRANSFER": any sale, assignment, transfer or grant of lease of any legal or beneficial ownership or of any economic rights;

         "TRANSFEREE": the intended transferee of a transferor pursuant to Clause 5.4;

         "TRANSFEROR": an Original Shareholder that proposes to Transfer all of its Shares pursuant to Clause 5.4;

         "TRANSFER NOTICE": as defined in Clause 5.4.1;

         "UNPURCHASED SALE SHARES": as defined in Clause 5.4.3;

         "VENDOR": an Original Shareholder who wishes to Transfer for cash all of its Shares, pursuant to Clause 5.4;

         "YEN" and "(Y)": the lawful currency of Japan.

1.2 References in this Agreement to Clauses, Sub-Clauses, paragraphs and Schedules are references to those contained in this Agreement.

1.3 References to any Clause in this Agreement include references to its Sub-Clauses.


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1.4      The Schedule and Annex to this Agreement are an integral part of this
         Agreement and references to this Agreement include references to such Schedule and Annex.

1.5 Clause headings are for ease of reference only and shall not be taken into account in construing this Agreement.

2.       [INTENTIONALLY LEFT BLANK]

3.       THE BOARD, AUDITORS AND MANAGEMENT

3.1 Subject to Clause 3.10, the Original Shareholders agree and undertake that they shall procure (to the extent that the same is within their respective powers and voting rights as Shareholders) that the Board shall comprise up to fourteen (14) Directors with SC having the sole right to nominate three (3) non-executive Directors, Liberty Media having the sole right to nominate three (3) non-executive Directors and MS Holdings having the sole right to nominate two (2) non-executive Directors.

3.2 The Original Shareholders agree and undertake that they shall procure (to the extent that the same is within their respective powers and voting rights as Shareholders) that each Original Shareholder will, for so long as it has the right to nominate a Director, have the right to nominate one member of any committee set up by the Board, including committees relating to technology.

3.3 In addition, if necessary, the Original Shareholders agree and undertake that they shall procure (to the extent that the same is within their respective powers and voting rights as Shareholders) that each Original Shareholder shall have the right, subject to compliance with the Articles, to remove any Director appointed to the Board as a result of its nomination rights described in Clause 3.1.

3.4 Unless required by any Applicable Law or regulation, any Director nominated by a Foreign Shareholder need not be a Japanese national or resident in Japan.

3.5 The nomination rights described in Clause 3.1 and the removal rights described in Clause 3.3 shall be exercisable at a duly held meeting of Shareholders or by written notice signed by the nominating Original Shareholder (accompanied by a letter of resignation from the relevant Director in the case of a removal) and each of the Original Shareholders agrees to vote in favour of resolutions appointing or, if necessary removing Directors nominated so that such persons may be properly appointed or removed in accordance with the foregoing.

3.6 The Original Shareholders agree and undertake that they shall procure (to the extent that the same is within their respective powers and voting rights as Shareholders) that, unless otherwise prohibited by Applicable Law, the Board (and any committee thereof) shall act by majority vote of those Directors who are in attendance in person or by video conference. No Director shall have a second or casting vote. The Original Shareholders agree and undertake that they shall procure (to the extent that the same is within their respective powers and voting rights as Shareholders) that the transaction of the business of any committee of the Board shall be permitted only if (i) the Directors nominated by any Original Shareholder do not constitute a majority of the Directors in attendance and (ii) at least one (1) Director nominated by each of SC, Liberty Media and MS Holdings is in attendance but only for as long as that particular Original Shareholder has the right to appoint a Director. The Original Shareholders agree to vote in favour of a resolution amending the Articles to provide that if the appropriate number of Directors necessary for the transaction of business by the Board or any committee thereof is not satisfied on a first call of a meeting as prescribed in


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         Clause 3.8(b), the meeting shall be reconvened on the day being ten
         (10) business days thereafter (which may be shortened by the written consent of all Directors on the Board or such committee). In the event that, on a second call of such meeting, the appropriate number of Directors necessary for the transaction of business is not satisfied, the meeting shall be reconvened on the date being five (5) business days thereafter (which may be shortened by the written consent of all Directors on the Board or such committee). The Original Shareholders shall procure that notice of any such reconvened meeting be given to all Directors not in attendance at the prior inquorate meeting.

3.7 The roles of the Kaicho/Saiko-Keiei-Sekininsha and the Shacho shall be determined by the Board.

3.8 Save as otherwise provided in this Agreement, the Original Shareholders agree and undertake that they shall procure that the Company (so far as it is legally able) shall and the Original Shareholders shall exercise their respective powers and rights in relation to the Company so as to ensure that the Company shall:

         (a) convene and hold a formal meeting of the Board at least once in every period of three (3) months and the dates for the Board meetings for each following calendar year shall where possible be agreed by the Board at the last Board meeting in each preceding calendar year and notified to all Directors;

         (b) procure that not less than fourteen (14) days prior written notice of any meeting of the Board shall be given to the Directors, that every such notice shall be accompanied by a written agenda (in Japanese and English) specifying the business of such meeting (provided, however, that such fourteen (14) day period may be shortened with the consents of all Directors);

         (c) be permitted to convene meetings of the Board by video conference; and

         (d) provide each Director with a management report and quarterly financial report (in Japanese and English) each financial quarter;

3.9 Meetings of the Board and any material committee thereof will be conducted in the English language. The Original Shareholders agree to procure that minutes of each meeting be prepared in both Japanese and English by the Company which shall distribute them to the Directors.

3.10 The entitlement of each of SC, Liberty Media and MS Holdings to nominate and maintain a certain number of Directors will vary according to its Combined Percentage Entitlement. A Combined Percentage Entitlement in the Company greater than twenty-five (25) percent will entitle that Original Shareholder to nominate three (3) Directors. An Combined Percentage Entitlement in the Company greater than ten (10) percent but not more than twenty-five (25) percent will entitle that Original Shareholder to nominate two (2) Directors. A Combined Percentage Entitlement in the Company of greater or equal to five (5) percent but not more than ten (10) percent will entitle that Original Shareholder to one (1) Director. A Combined Percentage Entitlement in the Company of less than five (5) percent shall not entitle that Original Shareholder to nominate a Director. If an Original Shareholder loses its right to maintain one or more Directors under Clause 3.10 then currently serving on the Board, such Original Shareholder shall be required to procure the resignation of a Director from the Board and, such Original Shareholder shall procure that, in his or her resignation, each such Director shall deliver to the Company a letter acknowledging that he or she has no claim outstanding for fees or compensation for wrongful dismissal or unfair dismissal or


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         entitlement to any payment for redundancy or in respect of any other moneys or benefits due to him or her from the Company arising out of such resignation other than those arising or accrued prior to the effective date or such resignation.

4.       AGREEMENT TO PERFORM

         Each Original Shareholder agrees at all times to exercise its respective powers and votes as a shareholder of the Company to cause the election or removal of the Directors nominated by the Parties as provided herein and to ensure that (to the extent that the same is within such powers and voting rights) the Company takes all necessary or desirable actions to implement the arrangements envisaged by this Agreement.

5.       TRANSFER OF SHARES

5.1 The Original Shareholders agree and undertake that they shall procure that a Transfer of Shares may only be made or registered in accordance with this Agreement.

5.2 Nothing in this Agreement shall prevent an Original Shareholder from Transferring at any time all or part of its Shares to an Associate of such Original Shareholder. However, it shall be a precondition to any such transfer that:

5.2.1 Each of the other Original Shareholders is given written notice of the Transfer to the Associate ten (10) business days prior to such Transfer; and

5.2.1 the proposed transferee shall execute a Deed of Adherence in accordance with Clause 5.4.14; and

5.2.2 the transferring Original Shareholder (and Microsoft, in the case of MS Holdings, and LMC, in the case of Liberty Media, as guarantors) remains bound to this Agreement; and

5.2.3    the transferee does not cease to be an Associate.

5.3 Nothing in this Agreement shall prevent an Original Shareholder from Transferring all or part, of their Shares provided that they comply with Clause 5.4 below.

5.4 The following Clause 5.4 applies to Transfers of Shares other than pursuant to Clause 5.2:

5.4.1 If any Original Shareholder proposes to Transfer all or part of its Shares (such Original Shareholder being a "VENDOR") (other than pursuant to Clause 5.2) (a) in a Market Sale; or (b) any other sale to a third party it shall give notice in writing to the other Original Shareholders of such intent (a "TRANSFER NOTICE") offering the Sale Shares for sale to the other Original Shareholders (the "POTENTIAL PURCHASERS") at the Prescribed Price in cash (such Prescribed Price in the event of a Market Sale being the Market Value of the Sale Shares at the latest date on which a Potential Purchaser gives notice under Clause 5.4.2(a) or the last date the Vendor receives notice from a Shareholder Purchaser under Clause 5.4.3) and stating all other material terms and conditions of the proposed sale (collectively with the Prescribed Price, the "SALE TERMS").

5.4.2 The Transfer Notice shall require each Potential Purchaser to state in writing to the Vendor (with a copy to each of the other Potential Purchasers) within [thirty (30)] business days after the date on which it receives the Transfer Notice:


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         (a)      that it is willing to purchase its Relative Percentage
                  Entitlement in relation to the other Potential Purchasers of the Sale Shares on the Sale Terms; or

         (b) that it consents to the sale of the Sale Shares on the Sale Terms (or at a price and on other terms and conditions at least as favourable in all material respects to the Vendor as the Sale Terms, taken as a whole and as provided in Clause 5.4.9).

         In the event that no notice is received by the Vendor from a Potential Purchaser within the said period of [thirty (30)] business days then the Potential Purchaser shall be deemed to have served a notice pursuant to Clause 5.4.2(b) at the end of such [thirty (30)] business day period.

5.4.3 If one or more (but less than all) of the Potential Purchasers gives notice (or is deemed to have given notice) under Clause 5.4.2(b) above, the Vendor, within five (5) business days of receipt of the last of such notices, shall offer the Sale Shares that the Potential Purchaser(s) could have purchased by giving notice under Clause 5.4.2(a) (the "UNPURCHASED SALE SHARES") to the Potential Purchasers who gave notice under Clause 5.4.2(a) (each, a "SHAREHOLDER PURCHASER") who shall each respond in writing within ten (10) business days after the date on which it receives such notice stating the number of Unpurchased Sale Shares, if any, that it is willing to purchase on the Sale Terms.

5.4.4 In the event that no notice is received from a Shareholder Purchaser within the said period of ten (10) business days after the date on which it receives notice under Clause 5.4.3 then such Shareholder Purchaser shall be deemed to have declined the offer to purchase Unpurchased Sale Shares.

5.4.5 The Vendor shall, by notice within five (5) business days after receipt of the last notice from a Shareholder Purchaser pursuant to Clause 5.4.3, allocate the Unpurchased Sale Shares in the following manner:

         (a) if the amount of Unpurchased Sale Shares applied for is equal to the total amount of Unpurchased Sale Shares, the Vendor shall allocate to the Shareholder Purchasers the Unpurchased Sale Shares in the amounts they have specified on the Sale Terms; or

         (b) if the amount of Unpurchased Sale Shares applied for is more than the total amount of Unpurchased Sale Shares, each Shareholder Purchaser shall be entitled to purchase on the Sale Terms its Relative Percentage Entitlement in relation to the other Shareholder Purchasers or such lesser amount for which it may have applied, save that where such lesser amount is applied for by a Shareholder Purchaser, the balance of such Shareholder Purchaser's Relative Percentage Entitlement shall automatically be allocated to each other Shareholder Purchaser pro rata in accordance with its Relative Percentage Entitlement or in such lesser amount as is necessary to equal the amount specified by it until all the Unpurchased Sale Shares are taken up; or

         (c) if the amount of Unpurchased Sale Shares applied for is less than the total amount of Unpurchased Sale Shares, the Vendor shall, within five (5) business days after the end of the ten
                  (10) business day period referred to in Clause 5.4.4, notify in writing each Shareholder Purchaser of the amount of the shortfall and shall offer to them, for a final time, the shortfall of the Unpurchased Sale Shares to be allocated with the other Unpurchased Sale Shares in accordance with Clause 5.4.5(a) or (b) as the case may be (such offer to be accepted by written notice to the Company within five (5)


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                  business days after the date on which they received
                  notification of the shortfall), failing which the Vendor shall be entitled to Transfer all of the Sale Shares pursuant to Clause 5.4.8.

5.4.6 Within the later of (i) twenty (20) business days after the latest date on which a Potential Purchaser gives notice under Clause 5.4.2(a) or, if Clause 5.4.3 applies, the last date on which a Shareholder Purchaser receives notice of the allocation of Unpurchased Sale Shares to it (the "NOTICE DATE") or (ii) five (5) business days after receiving all necessary regulatory clearances (if any), each Shareholder Purchaser shall complete the purchase from the Vendor of the Sale Shares so allocated to them on the Sale Terms. Notwithstanding anything to the contrary set forth herein, with respect to an offer made on the terms of a Market Sale pursuant to Clause 5.4.1, the Vendor shall be entitled at any time up to one (1) business day after the latest date on which notice from a Potential Purchaser under Clause 5.4.2(a) is received by the Vendor or the last date the Vendor receives notice from a Shareholder Purchaser under Clause 5.4.3 to withdraw its offer to Transfer the Sale Shares. On receipt of the purchase money, the Vendor shall be bound to transfer the allocated Sale Shares on the Sale Terms. The Shareholder Purchasers and the Vendor shall provide all information and take all steps necessary to make all necessary regulatory filings within twenty (20) business days after the Notice Date and shall use their commercially reasonable efforts to obtain all necessary regulatory clearances. If a Transfer to a Shareholder Purchaser pursuant to this Clause 5.4 would trigger a requirement on the Shareholder Purchaser to make a bid for Shares of other Shareholders, the Vendor will co-operate within commercially reasonable limits with such Shareholder Purchaser to allow such Shareholder Purchaser to structure the transfer of the Sale Shares in a manner that would avoid triggering such requirement, subject to the terms of this Agreement. No Shareholder Purchaser shall acquire Sale Shares if such Transfer would result in any other Original Shareholder being required to make an offer for Equity Securities of other Shareholders.

5.4.7 [Nothing in this Agreement shall prevent an Original Shareholder from appointing a nominee, reasonably acceptable to the other Original Shareholders to acquire the Sale Shares and any Unpurchased Sale. Such Shares shall remain subject to the limitations on Transfer set out in this Clause 5.]

5.4.8 In the event that (i) the Potential Purchasers do not elect to purchase, in the aggregate, one hundred percent (100%) of the Sale Shares or (ii) the Shareholder Purchasers do not complete the purchase of one hundred percent (100%) of the Sale Shares (other than as the result of a breach by the Vendor) on or before thirty (30) business days after the Notice Date (provided that this date may be extended for up to one hundred and eighty (180) days in the event that any required governmental clearances have not been obtained, or applicable waiting periods have not expired or terminated, provided that applications have been filed on or before the date specified in Clause 5.4.7, the Vendor shall be at liberty to sell the Sale Shares at any time within:

         (a) (i) ninety (90) days in the event of a Transfer or group of Transfers under Rule 144 of the US Securities Act of 1933 as amended or any successor made thereof, or (ii) two hundred and seventy (270) days in the event of a Transfer pursuant to a registered offering under the Registration Rights Agreement, or (iii) thirty (30) days in the event of an offering on the Tokyo Stock Exchange, or

         (b) one hundred and eighty (180) days in the event of any other sale to a third party other than a Market Sale after the expiry of:

         (x) the period specified in Clause 5.4.2 if no Original Shareholder gives notice under Clause 5.4.2(a); or

         (y)      the period specified in Clause 5.4.5(c); or

         (z)      the period described in Clause 5.4.8(ii) above,

         as the case may be.

5.4.9 A sale by the Vendor of the Sale Shares pursuant to Clause 5.4.8, shall be:

         (a) in the event of a sale to a third party other than a Market Sale at a price and on other terms and conditions at least as favourable to the Vendor as the Sale Terms, taken as a whole, in all material respects; or

         (b) in the event of a Market Sale on whatever price and terms as are determined under the Market Sale.

5.4.10 The consideration to be received for the sale of Sale Shares to a third party may be for consideration other than cash provided that:

         (a) it gives written notice to the other Original Shareholders stating the intended Market Value of the consideration to be paid, the nature of the consideration and the date of the agreement with respect to the Transfer of the Sale Shares; and

         (b) the Market Value of the consideration (as of the date that the agreement with respect to the Sale Shares was entered into) is equal to or greater than the Prescribed Price (taking into account the tax treatment of the non-cash consideration as against cash). If the sale to the third party is in a tax-free transaction, the Vendor may request that the savings to the Vendor with respect to state, federal and foreign income or similar taxes be taken into account in determining the Market Value of the consideration to the extent that such savings are reasonably demonstrated to the Potential Purchasers.

5.4.11 For the purposes of this Agreement, "MARKET VALUE" shall mean (i) in the case of securities of a class or series which is traded on an established market, the average of the closing sales price per share for the period of ten trading days ending on the trading day that is two trading days prior to the date of determination, as reported by the principal securities exchange or comparable organisation on which such class or series of stock is traded and (ii) in the case of other types of consideration, by agreement of the Parties, or if they cannot agree within ten (10) business days after the date on which they receive written notice under Clause 5.4.10(a), by an investment banking firm of international repute reasonably acceptable to the Parties or, if no such investment banking firm can be engaged within fifteen (15) business days after the date on which they receive written notice under Clause 5.4.10(a), in accordance with Clause 5.4.12.

5.4.12 If the Parties are unable to engage an investment banking firm that is reasonably acceptable to the Parties within fifteen (15) business days after the date on which they receive written notice under Clause 5.4.10(a), the Market Value shall be ascertained by the following means:

         (a) The Vendor shall nominate an investment bank within the next five (5) business day period;

         (b) The other Original Shareholders shall nominate another investment bank within such five (5) business day period; and

         (c) The two nominated banks shall then together nominate an investment bank (the "APPRAISING BANK") to determine the market value of the non-cash consideration.

5.4.13 Any transaction whereby an Original Shareholder (or any of its parent companies) ceases to be an Associate of its respective Parent, shall constitute an "INDIRECT TRANSFER" and shall be deemed a Transfer of Shares for the purposes of this Clause 5.

5.4.14 If an Original Shareholder (the "TRANSFEROR") proposes, subject to the restrictions set out in this Agreement, to Transfer all or part of its Shares to any person (the "TRANSFEREE") and on completion of such Transfer, the transferee will have a Combined Percentage Entitlement equal to fifteen percent (15%) or more, then it shall be a condition precedent to the effectiveness of such Transfer that the transferee, and, if required by any of the other Original Shareholders who reasonably consider it necessary, the transferee's ultimate parent as guarantor of the transferee's obligations thereunder, shall execute a deed of adherence in the form set out in Schedule 1.

5.5 All Shares Transferred pursuant to Clause 5.4 shall be transferred by the beneficial owner and free from all Encumbrances (except as may exist solely by virtue of this Agreement) together with all rights, benefits and advantages attached thereto as at the date of the Transfer of the Shares or deemed Transfer Notice except the right to any dividend the record date of which is prior to the date of the relevant Transfer of the Shares.

5.6 If, immediately upon completion of the Transfer of any Shares by any Vendor pursuant to the provisions of Clause 5.4 the Vendor shall have lost its entitlement to appoint one or more Directors as provided in Clause 3.10, the Vendor shall procure the resignation of the appropriate number of Directors appointed to the Board by the Vendor pursuant to Clause 3.10 without any claim for damages or compensation for loss of office of any kind whatsoever.

6.       NEW SHARES

6.1 Each of the Original Shareholders agrees and undertakes that it will only subscribe for new issuances of Securities (including, for the purposes of this Clause 6, any other securities convertible exchangeable or exercisable into Securities) if each of the other Original Shareholders is offered its Relative Percentage Entitlement of such Securities on the same terms.

6.2 The covenant of each Original Shareholder set out in Clause 6.1 shall not apply to any issuances by the Company as consideration for the acquisition by the Company or any of its subsidiaries of, or merger of the Company or any of its subsidiaries with, another business or entity.

7.       REGISTRATION RIGHTS

         Concurrently with the execution and delivery of this Agreement, the Parties and the Company are executing and delivering the registration rights agreement set out in Exhibit A to this Agreement (the "REGISTRATION RIGHTS AGREEMENT").

8.       TERMINATION

8.1 This Agreement shall continue in full force and effect from the date of this Agreement until the date upon which the Original Shareholders cease to have a collective Combined Percentage Entitlement of at least one third, whereupon this Agreement (with the exception of Clauses 8, 10, 11, 13, 14, 15, 16, 17, 18, 19, 20 and 22) shall automatically terminate with none of the Original Shareholders having a claim against the others save for any breach by an Original Shareholder prior to the date of termination.

9.       REPRESENTATIONS AND WARRANTIES

9.1 Each of the Parties hereto represents and warrants to each other that, as at the date hereof:

         (a) it is a company duly incorporated and validly existing in all respects under the laws of the jurisdiction of its incorporation with full power and authority to own its assets and to carry on its business as it is now being conducted and no action has been taken or threatened (whether by it or, to its knowledge, any third party) for or with a view to its or their liquidation, receivership or analogous process;

         (b) no litigation or administrative or arbitration proceeding before or of any court, judicial, administrative or Governmental Authority, arbitrator(s) or other body is taking place, pending or threatened against any of its or their respective assets which would be reasonably likely to have a material adverse effect on its and its Associates business, assets, condition or operations taken as a whole, or would be reasonably likely to adversely affect its ability duly and punctually to perform and observe all its obligations hereunder.

10.      NO ASSIGNMENT

         No Party may assign its rights or obligations under this Agreement.

11.      WAIVERS, REMEDIES CUMULATIVE, AMENDMENTS, ETC.

11.1 No failure or delay by any of the Parties hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by any of the Parties hereto of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

11.2 The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

11.3 No provision of this Agreement may be amended, modified, waived, discharged or terminated, otherwise than by the express written agreement of the Parties nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the Parties not in breach.

12.      INVALIDITY

         Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties, the Parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective provision.

13.      COSTS

         Each of the Parties hereto shall pay its own costs, charges and expenses connected with the preparation and implementation of this Agreement and the transactions contemplated by it.

14.      NOTICES

         Any notice or other communication given or made under this Agreement shall be in writing in English and, without prejudice to the validity of any other method of service, may be delivered via facsimile or personally or by courier or by prepaid recorded delivery letter, addressed as follows:

         (a)      If to SC:

                  Sumitomo Corporation
                  1-2-2 Hitotsubashi
                  Chiyoda-ku, Tokyo 100-8601
                  Japan

                  Attention:   Tsuguhito Aoki,
                               General Manager,
                               CATV & Satellite Business Dept.
                  Fax:         +81 3 3217 7049

                  with a copy to:

                  Attention:   Naoki Saito,
                               Deputy General Manager,
                               Legal Dept.
                  Fax:         +81 3 3217 5277

         (b)      If to LMC, LJ or Liberty Japan:

                  Liberty Media International, Inc.
                  9197 South Peoria Street,
                  Englewood, Colorado 80112
                  USA

                  Attention:   Chief Financial Officer
                  Fax:         +1 720 875 4983

                  with copies to:

                  Attention:   Elisa Erickson
                  Fax:         +1 720 875 5858

                  and

                  Latham & Watkins,
                  99 Bishopsgate,
                  11th Floor
                  London  EC2M 3XF
                  United Kingdom

                  Attention:   David Miles
                  Fax:         +44 20 7374 4460

         (c)      If to Microsoft or MS Holdings:

                  Microsoft Corporation
                  One Microsoft Way

                  Redmond, Washington 98052-6399
                  USA

                  Attention:   Chief Financial Officer
                  Fax:         +1 (425) 936 2625

                  with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004

                  Attention:        Duncan C. McCurrach
                  Fax:              +1 212 558 3588

         or to such other address as the relevant addressee may hereafter by notice hereunder substitute.

14.2 Any such notice or other communication shall be deemed to have been duly served, given or made (i) in the case of posting, five (5) business days after the envelope containing such notice was posted; or
         (ii) in the case of delivery by courier, by written confirmation; or
         (iii) in the case of facsimile, by receipt of transmission confirmation.

15.      ENGLISH LANGUAGE

         Where this or any other English language agreement between the Parties or referred to herein is translated into Japanese for the convenience of the parties or some of them, the English language version hereof/thereof shall for all purposes be deemed to be the definitive and binding version thereof. Conversely where the Articles are translated into English for such convenience, the Japanese language version shall for all purposes be deemed to be the definitive and binding version thereof.

16.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of Japan.

17.      DISPUTES

17.1 In the event of a disagreement among the Parties, including a disagreement regarding this Agreement, or any breach thereof, the Parties engaged in such disagreement shall use their commercially reasonable efforts to resolve such disagreement amicably and where applicable the Party in breach shall promptly take all reasonable steps to remedy such breach. If, at the end of thirty (30) days from notification to the other Parties of such disagreement or breach, no resolution has been reached the most senior executive officer (jomu) of each Party involved in the disagreement or alleging or contesting the breach will meet to resolve the matter. If they, too, are unable to reach a mutually agreeable resolution within thirty (30) days of the matter being referred to them any Party involved may elect that the matter will be arbitrated in accordance with Clause 17.2.

17.2 Any and all disputes with respect to which such authorised persons failed to reach a mutually agreeable resolution shall be finally and exclusively settled by arbitration conducted in London under UNCITRAL Arbitration Rules by three (3) arbitrators in the English language provided that nothing under this Clause 17.2 shall prevent a Party from seeking injunctive relief. The award shall be final and binding upon the Parties.

18.      ENTIRE AGREEMENT

         This Agreement and the Registration Rights Agreement replace, supersede and cancel as of the date of the IPO all other previous and contemporaneous arrangements, understandings, representations or agreements (including the two existing shareholders agreement entered into between the Original Shareholders, each dated 31 August, 2000) between the Original Shareholders either oral or written with respect to the subject matter of this Agreement and the Registration Rights Agreement and expresses and constitutes the entire agreement between the Original Shareholders (as a whole) with reference to the terms and conditions of the constitution and operation of the management of the business and affairs of the Company.

19.      NO PARTNERSHIP/AGENCY

         Nothing herein contained shall be construed or deemed to constitute a partnership or joint venture between the Parties and no Original Shareholder shall hold itself out as the agent of the other.

20.      EXECUTION

         This Agreement may be executed in counterparts (which may be exchanged by facsimile transmissions) each of which shall be an original and which together shall constitute one (1) document. Without prejudice to the foregoing, if this Agreement shall initially be exchanged by facsimile transmission as aforesaid the Original Shareholders shall as soon as reasonably possible thereafter arrange for the signature and exchange of original signed copies of this Agreement.

21.      GUARANTEE

21.1 LMC agrees that it will guarantee to the Original Shareholders (as a primary obligor and not as a surety only) the performance by Liberty Japan and LJ of all of their respective obligations from time to time in force under the terms of this Agreement for so long as either Liberty Japan or LJ or their Associates holds Equity Securities of the Company.

21.2 Microsoft agrees that it will guarantee to the Original Shareholders (as a primary obligor and not as a surety only) the performance by MS Holdings of all of its obligations from time to time in force under the terms of this Agreement for so long as MS Holdings or its Associates holds Equity Securities of the Company.

22.      NO THIRD PARTY BENEFICIARIES

         Nothing in this Agreement shall be deemed to make the Company, any Shareholder or other person who is not a Party hereto, a third party beneficiary under this Agreement.

IN WITNESS WHEREOF each of the undersigned has caused this Agreement to be signed by its duly authorised officers as of the date first above written.

                                   SCHEDULE I

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made the           day of            200[ ]

BETWEEN:

(1) SUMITOMO CORPORATION, a company incorporated in Japan whose principal place of business is at 1-2-2 Hitotsubashi, Chiyoda-ku, Tokyo 100-8601, Japan ("SC"); and

(2) LIBERTY MEDIA CORPORATION, a company incorporated in the State of Delaware, United States of America, whose principal place of business in at 9197 South Peoria Street, Englewood, Colorado 80112 ("LMC"); and

(3) LIBERTY JUPITER, INC., a company incorporated in the State of Delaware, United States of America, whose principal place of business is at 9197 South Peoria Street, Englewood, Colorado 80112 ("LJ"); and

(4) LIBERTY JAPAN, INC., a company incorporated in the State of Delaware, United States of America, whose principal place of business is at 9197 South Peoria Street, Englewood, Colorado 80112] ("LIBERTY JAPAN"); and

(5) MICROSOFT CORPORATION, a company incorporated in the State of Washington whose principal place of business is at One Microsoft Way, Redmond, Washington 98052-6399 ("MICROSOFT"); and

(6) MICROSOFT HOLDINGS V, INC., a company incorporated in the State of Nevada whose principal place of business is at One Microsoft Way, Redmond, Washington 98052-6399 ("MS HOLDINGS").

(7)      [NEW SHAREHOLDER] (the "PROPOSED TRANSFEREE").

(8)      [GUARANTOR OF NEW SHAREHOLDER]

WHEREAS:

On [ ] day of [ ] 2001 the Original Shareholders entered into a Shareholders Agreement (the "SHAREHOLDERS AGREEMENT") to which a pro forma version of this Deed forms Schedule 1.

The Proposed Transferee wishes to have [Transferred/issued to him/her/it] [ ] [ordinary] shares (the "SHARES") in the issued capital of the Company [from ] and in accordance with the Shareholders Agreement has agreed to enter into this Deed.

NOW THIS DEED WITNESSES as follows:

Interpretation

In this Deed, except as the context may otherwise require, all words and expressions defined in the Shareholders Agreement shall have the same meanings when used herein.

Covenants

The Proposed Transferee hereby covenants with the Original Shareholders.

()to adhere to and be bound by all the duties, burdens and obligations of terms imposed pursuant to the provisions of the Shareholders Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the Proposed Transferee had been an original party to the Shareholders Agreement; and

[()[FOR ASSOCIATES ONLY] that if at any time it ceases to be an Associate of the Original Shareholder [or of LMC] [or of Microsoft] from which it is to receive the Shares, it shall immediately Transfer the Shares back to the Original Shareholder from which it received them.]

() The Proposed Transferee hereto represents and warrants to each of the parties to the Shareholders Agreement that, as at the date hereof:

         () it is a company duly organised and validly existing in all respects under the laws of the jurisdiction of its organisation with full power and authority to own its assets and to carry on its business as it is now being conducted and no action has been taken or threatened (whether by it or, to its knowledge, any third party) for or with a view to its or their liquidation, receivership or analogous process;

         () no litigation or administrative or arbitration proceeding before or of any court, judicial, administrative or governmental authority, arbitrator(s) or other body is taking place, pending or threatened against or against any of its or their respective assets which would be reasonably likely to have a material adverse effect on its and its Associates business, assets, condition or operations taken as a whole, or would be reasonably likely to adversely affect its ability duly and punctually to perform and observe all its obligations hereunder;

Enforceability

Each Original Shareholder shall be entitled to enforce the Shareholders Agreement against the Proposed Transferee and the Proposed Transferee shall be entitled to all rights and benefits of an Original Shareholder under the Shareholders Agreement in each case as if the Proposed Transferee had been a party to the Shareholders Agreement.

Governing Law

This Deed of Adherence shall be governed by and construed in all respects in accordance with the laws of Japan.

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed on the date first above written.

SUMITOMO CORPORATION

By:

Its:



LIBERTY MEDIA CORPORATION

By:

Its:





LIBERTY JUPITER, INC.

By:

Its:





LIBERTY JAPAN, INC.

By:

Its:





MICROSOFT CORPORATION

By:

Its:



MICROSOFT HOLDINGS V, INC.

By:

Its: